                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 10-Q



(Mark One)

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934

For the quarterly period ended March 30, 1997
                               --------------
                                      or

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934



For the transition period from                            to
                              ---------------------------    ------------------
Commission File Number:  0-20143
                         ------------------------------------------------------


                         Watermarc Food Management Co.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Texas                                      74-2605598
-------------------------------      ------------------------------------------
(State or other jurisdiction of           (IRS Employer Identification No.)
incorporation or organization)



    11111 Wilcrest Green, Suite 350           Houston, Texas           77042
-------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)


                                 (713) 783-0500
-------------------------------------------------------------------------------
                        (Registrant's telephone number)


-------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)




     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                        Yes   X     No
                                                           -------     -------

As of March 30, 1997, the registrant had 13,670,847 shares of its common stock and 329,540 shares of its preferred stock outstanding, respectively.

                         WATERMARC FOOD MANAGEMENT CO.

                                     INDEX


 PART I.      FINANCIAL INFORMATION                                    PAGE NO.
                                                                       --------

     ITEM 1.        FINANCIAL STATEMENTS

                    Condensed Consolidated Balance Sheets -               2
                    March 30, 1997 and June 30, 1996

                    Condensed Consolidated Statements of Operations -     3
                    Thirteen Weeks Ended
                    March 30, 1997 and March 31, 1996

                    Condensed Consolidated Statements of Operations -     4
                    Thirty-nine Weeks Ended
                    March 30, 1997 and March 31, 1996

                    Condensed Consolidated Statements of Cash Flow -      5
                    Thirty-nine Weeks Ended
                    March 30, 1997 and March 31, 1996

                    Notes to Consolidated Financial Statements            6


     ITEM 2.        MANAGEMENT'S DISCUSSION AND ANALYSIS                  9
                    OF FINANCIAL CONDITION AND RESULTS OF
                    OPERATIONS


 PART II.     OTHER INFORMATION
     ITEM 6.        Exhibits and Reports on Form 8-K                     12

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


          ASSETS                                             MARCH 30, 1997   JUNE 30, 1996
                                                             --------------   -------------
Current assets:
       Cash and cash equivalents                              $    56,806      $   463,166
       Accounts receivable, trade                                 522,590          397,744
       Accounts receivable from affiliates                        421,470          252,440
       Inventories                                                507,961          715,538
       Prepaid expenses and other current assets                  515,780          105,779
                                                              -----------      -----------
          Total current assets                                  2,024,607        1,934,667

Property and equipment, net                                     8,293,756        9,328,526
Notes and other receivable from affiliate                       2,217,784        2,217,784
Intangible assets, net                                         11,594,726       12,200,047
Other assets                                                      177,087          183,686
                                                              -----------      -----------
                                                              $24,307,960      $25,864,710
                                                              ===========      ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable, trade                                $ 4,667,015      $ 3,186,690
       Accrued liabilities                                      1,813,212        1,831,055
       Current portion of long-term debt and note payable
         to stockholder                                         3,997,863        1,401,825
                                                              -----------      -----------
          Total current liabilities                            10,478,090        6,419,570

Long-term debt, less current portion                            3,485,840        5,698,692
Notes payable to stockholder                                    4,569,202        5,069,202
Deferred rent                                                     434,510          435,949

Commitments and contingencies

Stockholders' equity:
       Preferred stock                                            329,540          329,540
       Common stock                                               671,682          671,682
       Additional paid-in capital                              26,639,641       26,640,385
       Accumulated deficit                                    (22,150,545)     (19,400,310)
       Treasury stock                                            (150,000)               0
                                                              -----------      -----------
          Total stockholders' equity                            5,340,318        8,241,297
                                                              -----------      -----------


                                                              $24,307,960      $25,864,710
                                                              ===========      ===========

See notes to condensed consolidated financial statements (unaudited).

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                              13 WEEKS ENDED
                                                      MARCH 30, 1997    MARCH 31, 1996
                                                      --------------    --------------
Revenues                                                $11,427,721       $10,118,214
                                                        -----------       -----------

Costs and expenses:
     Costs of revenues                                    3,668,951         3,121,995
     Other restaurant operations                          7,548,932         5,710,491
     Selling, marketing and distribution                    516,590           208,970
     General and administrative                             770,228           518,662
     Depreciation and amortization                          648,949           636,044
                                                        -----------       -----------
          Total costs and expenses                       13,153,650        10,196,162
                                                        -----------       -----------

Income (loss) from operations                            (1,725,929)          (77,948)

Non-operating income (expense):
     Interest income                                         30,038            30,760
     Interest expense                                      (327,331)         (258,665)
     Other, net                                              28,293           208,963
                                                        -----------       -----------

          Total non-operating income (expense)             (269,000)          (18,942)
                                                        -----------       -----------

Income (loss) before income taxes                        (1,994,929)          (96,890)

Income taxes                                                     -                 -
                                                        -----------       -----------

Net income (loss)                                        (1,994,929)          (96,890)

Preferred stock dividends                                    74,732            74,732
                                                        -----------       -----------

Net income (loss) less preferred stock dividends        $(2,069,661)      $  (171,622)
                                                        ===========       ===========



Net income (loss) per common share                      $     (0.15)      $     (0.01)
                                                        ===========       ===========


Weighted average common and common equivalent
     shares outstanding                                  13,631,750        12,662,160
                                                        ===========       ===========

See notes to condensed consolidated financial statements (unaudited).

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                             39 WEEKS ENDED
                                                     MARCH 30, 1997    MARCH 31, 1996
                                                     --------------    --------------
Revenues                                              $33,374,792       $28,003,586
                                                      -----------       -----------
Costs and expenses:
     Costs of revenues                                 10,257,935         8,695,945
     Other restaurant operations                       19,884,104        14,868,223
     Selling, marketing and distribution                1,389,230         1,057,191
     General and administrative                         2,126,998         1,786,013
     Depreciation and amortization                      1,928,454         1,554,489
                                                      -----------       -----------

          Total costs and expenses                     35,586,721        27,961,861
                                                      -----------       -----------

Income (loss) from operations                          (2,211,929)           41,725

Non-operating income (expense):
     Interest income                                       87,494           126,724
     Interest expense                                    (945,240)         (578,039)
     Other, net                                           319,440           487,515
                                                      -----------       -----------

          Total non-operating income (expense)           (538,306)           36,200
                                                      -----------       -----------

Income (loss) before income taxes                      (2,750,235)           77,925

Income taxes                                                   -                 -
                                                      -----------       -----------

Net income (loss)                                      (2,750,235)           77,925

Preferred stock dividends                                 222,447           223,030
                                                      -----------       -----------

Net income (loss) less preferred stock dividends      $(2,972,682)      $  (145,105)
                                                      ===========       ===========

Net income (loss) per common share                    $     (0.22)      $     (0.01)
                                                      ===========       ===========

Weighted average common and common equivalent
     shares outstanding                                13,499,689        11,650,166
                                                      ===========       ===========


See notes to condensed consolidated financial statements (unaudited).

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)


                                                              39 WEEKS ENDED
                                                       MARCH 30, 1997   MARCH 31, 1996
                                                       --------------   --------------
Operating activities:
     Net income (loss) for the period                    $(2,750,235)   $     77,925
     Adjustments to reconcile net income (loss) to
           net cash used in operating activities:
        Depreciation and amortization                      1,928,454       1,554,489
    Changes in assets and liabilities:
        Accounts receivable, trade                          (124,846)       (259,206)
        Accounts receivable from affiliates                 (169,030)       (348,805)
        Inventories                                          207,577         (81,080)
        Prepaid expenses and other current assets           (410,005)       (236,927)
        Accounts payable and accrued liabilities           1,760,998        (448,243)
        Other assets                                           6,600         623,903
                                                         -----------    ------------
    Net cash provided by operating activities                449,513         882,056
                                                         -----------    ------------

Investing activities:
    Purchase of property and equipment                    (1,038,363)     (1,654,003)
    Repayment of notes receivable                                  0           6,500
    Proceeds from sale of equipment                          750,000               0
    Cost of acquisitions, net of cash acquired                     0        (231,745)

                                                         -----------    ------------
    Net cash provided by (used in) investing activities     (288,363)     (1,879,248)
                                                         -----------    ------------

Financing activities:
    Net proceeds from borrowings                             598,365         315,863
    Payments on notes payable to affiliates                        0        (150,000)
    Payments on other borrowings                          (1,015,179)     (1,133,716)
    Cash dividends on preferred stock                           (696)              0
    Purchase of treasury stock                              (150,000)              0
                                                         -----------    ------------
    Net cash provided by (used in) financing activities     (567,510)       (967,853)
                                                         -----------    ------------


Net (decrease) increase in cash and cash equivalents        (406,360)     (1,965,045)

Cash and cash equivalents, beginning of period               463,166       2,101,729
                                                         -----------    ------------
Cash and cash equivalents, end of period                 $    56,806    $    136,684
                                                         ===========    ============





See notes to condensed consolidated financial statements (unaudited).

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1.   ORGANIZATION AND BASIS OF PRESENTATION:

     ORGANIZATION

     Watermarc Food Management Co. (The "Company"), owns and operates 43 restaurants, primarily in the Houston Metropolitan area, under the names "Marco's Mexican Restaurants"; "The Original Pasta Co."; "Billy Blues"; "Longhorn Cafe"; "Pete's Barbecue"; and "Hotspurs". All but the Billy Blues restaurant are operated by wholly-owned subsidiaries of the Company. The Company also produces and markets two brands of barbecue sauces, "Billy Blues Barbecue Sauce" and "Chris' & Pitt's Bar-B-Que Sauce". Both are marketed to supermarkets, other retail stores and food service outlets.

     BASIS OF PRESENTATION

     The accompanying unaudited financial information includes the results of operations of the Company for the thirteen week and thirty-nine week periods ended March 30, 1997 and March 31, 1996. In the opinion of management, the information reflects all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the results of operations for the periods presented but should not be considered as indicative of results for a full year.

     The June 30, 1996 condensed consolidated balance sheet data was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Accordingly, the condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements.

     The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Company has a working capital deficit of approximately $8.5 million at March 30, 1997 and a net loss of $2,750,235 for the thirty-nine weeks ended March 30, 1997. The Company's continuation as a going concern in both the short-term and the long-term is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt. For a further discussion of the Company's liquidity and capital resources, see pages 11 and 12 hereof.

     Management's plans include the following:

     o Increasing revenues in existing restaurants by improving marketing programs and customer service and by remodeling certain Marco's Mexican Restaurants when and if funds become available.

     o   Franchising new restaurants.

     o   Reducing costs.

     o   Obtaining additional equity capital or debt financing.

     o Refinancing debt, primarily $3 million in Subordinated Notes due in July of 1997.


     IMPACT OF NEW ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" which establishes accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged to utilize the fair-value method to measure stock based compensation but may continue to utilize the accounting method prescribed by APB Opinion No. 25 and disclose the pro-forma effects of the SFAS No. 123 method. The Company has decided to continue to use the accounting method prescribed by APB Opinion No. 25 and to adopt the disclosure requirements of SFAS No. 123.

     In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share" which changes the computation and presentation of Earnings Per Share. Companies will be required to present basic and diluted earnings per share on the face of the Statement of Operations. The statement is effective December 15, 1997. The Company does not expect any material impact on its earnings per share due to the implementation of SFAS No. 128.

     MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimated.


2.   CONTINGENCIES:

     The Company is involved in various lawsuits arising in the ordinary course of its business, but believes that the resolution of these matters will not have a material adverse impact on its financial position, results of operations or cash flows.


3.   BUSINESS COMBINATIONS:

     Effective January 26, 1996, the Company acquired all of the outstanding common stock of The Original Pasta Co. (Pasta Co.). The purchase price was $6,666,667, consisting of $3,750,000 of notes and the issuance of 1,666,667 shares of the Company's common stock valued at $2,916,667. The acquisition has been accounted for as a purchase and, accordingly, the assets and liabilities of Pasta Co. have been recorded at their fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired is reported as goodwill and is being amortized over 15 years.

     The statement of operations includes the results of Pasta Co. from the date of acquisition. The following table summarizes the unaudited pro forma results of operations of the Company as if the acquisition had occurred at the beginning of the period presented:

                                         13 WEEKS ENDED          39 WEEKS ENDED
                                         MARCH 31, 1996          MARCH 31, 1996
                                         --------------          --------------
     Revenues                             $10,897,038             $33,772,816
     Net Income (loss)                       (216,995)               (761,584)
     Net loss per common share                   (.02)                   (.08)

4.   ISSUANCE OF COMMON STOCK:

     In January of 1997, the Company issued 237,189 shares of common stock as payment of a dividend to Preferred Stockholders.

5.   RELATED PARTY TRANSACTIONS:

     In October 1996, the Company sold equipment associated with three of its restaurants to Ghulam Bombaywala, the majority shareholder, officer and a director of the Company, and subsequently leased the assets back from Mr. Bombaywala. The Company believes that the selling price of $750,000 and the lease rate are comparable to those which could be attained from an unrelated third party. There was no gain or loss to the Company on this transaction.

6.   SUBSEQUENT EVENTS:

     In April 1997, the Company agreed to sell equipment associated with three new restaurants to Mr. Bombaywala and lease the assets back. The three restaurants are to be opened in the fourth quarter of fiscal 1997. The Company believes that the selling price of $750,000 and the lease rate are comparable to those which could be attained from an unrelated third party. There was no gain or loss to the Company on this transaction.

     On September 14, 1995, The Original Pasta Co., executed Promissory Notes (the "Notes") in the principal amounts of $2,750,000 and $1,000,000 in favor of Mr. Bombaywala, in connection with the acquisition of The Original Pasta Co. by the Company. On May 15, 1997 Mr. Bombaywala and the Company entered into a Conversion and Offset Agreement (attached hereto as Exhibit 99.1 and incorporated herein by reference) whereby the parties to the Notes agreed to convert the $3,750,000 of debt evidenced by the Notes to 7,500,000 Common Stock Rights (the "Rights"). Each of the Rights can be converted to one share of the Company's Common Stock at a later date assuming the Company has a sufficient number of shares authorized and freely issuable. In exchange for the Rights, Mr. Bombaywala forgave the Notes. The Company intends to proceed with an amendment to its Articles of Incorporation to increase its authorized Common Stock to a sufficient level to enable it to issue all of the shares. However, there can be no assurance that such amendment will be adopted.

     The Company also agreed with Mr. Bombaywala to offset $819,202 in additional notes payable to, against notes receivable from, Mr. Bombaywala.

     The following table presents the capitalization of the Company as of March 30, 1997 as reported and on a pro forma basis assuming the conversion and offset had occurred on that date (in thousands):

                                        MARCH 30, 1997
                                    -------------------------
                                    AS REPORTED     PRO FORMA
                                    -----------     ---------
                                          (Unaudited)

     Long-Term Debt and Other
     Obligations, Including
     Current Portion:
      Long-term debt                  $  7,484      $  7,484
      Notes payable to stockholder       4,569             0
      Deferred Rent                        435           435
                                      --------      --------
                                      $ 12,488      $  7,919
                                      ========      ========


     Stockholders' Equity:
      Preferred stock                     $329          $329
      Common stock                         672           672
      Additional paid-in capital        26,640        30,390
      Accumulated deficit              (22,151)      (22,151)
                                      --------      --------
      Treasury stock                      (150)         (150)
                                      --------      --------
                                      $  5,340      $  9,090
                                      ========      ========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


INTRODUCTION

  The Company utilizes a 52-53 week fiscal year which ends on the Sunday closest to June 30. References to the third quarter of fiscal years 1997 and 1996 are to the thirteen week periods ended March 30, 1997 and March 31, 1996 respectively. References to the first three quarters of fiscal year 1997 and 1996 are to the thirty-nine week periods ending on those same dates.

  Effective January 26, 1996, the Company acquired The Original Pasta Co. which operated a chain of ten restaurants (the "Pasta Co. Restaurants"). The acquisition was accounted for as a purchase, and no revenues or expenses are reported for past periods. Cost percentages for the acquired restaurants are similar to those of the Company's existing restaurant operations.


RESULTS OF OPERATIONS

THIRTEEN WEEKS ENDED MARCH 31, 1996 COMPARED TO THE
  THIRTEEN WEEKS ENDED MARCH 30, 1997.

  REVENUES. Revenues increased $1,309,507 or 11.5% to $11,427,721 for the third quarter of fiscal 1997 as compared to $10,118,214 for the third quarter of fiscal 1996. Revenues attributable to the Pasta Co. Restaurants were $3,617,670 in the third quarter of fiscal 1997 as compared to $1,888,397 in the third quarter of fiscal 1996. The increase of $1,729,273 is attributable to the fact that revenues from Pasta Co. Restaurants were only included for two months of the third quarter of fiscal 1996 along with the fact that five additional restaurants were opened by the third quarter of fiscal 1997. Remaining revenues decreased by $419,766. This decrease is due to the sale of a Longhorn Cafe restaurant during fiscal 1996, and a decline in comparable restaurant revenues. The Company believes the decline in comparable revenues was related to competitive conditions and a general softness in restaurant sales in the Company's Houston, Texas market.

  To counteract the decline in comparable revenues, management has taken action to increase sales, including stepped-up marketing and promotional activities and restaurant remodeling. There can be no assurance that such actions will result in the desired sales increases.

  COSTS AND EXPENSES. Total cost of revenues increased to 32.1% of revenues in 1997 as compared to 30.9% of revenues in 1996. The increase is due to higher raw product costs experienced in 1997.

  Restaurant operations include all other unit-level operating expenses, comprised principally of labor, supplies, rent, utilities, repairs and maintenance, and other direct expenses. As a percentage of restaurant revenues, these costs increased from 56.4% of revenues in fiscal 1996 to 66.1% of revenues in fiscal 1997 primarily due to the decline in comparable sales, since a number of these expenses are fixed or indirectly variable. Labor expense also increased due to an increase in the federal minimum wage rate in October 1996.

  Selling, marketing and distribution expenses increased from 2.1% of revenues to 4.5% of revenues due to stepped-up marketing and promotional activities.

  General and administrative expenses increased by $251,566 primarily due to the acquisition of the Pasta Co. Restaurants.

  Depreciation and amortization increased by $12,905 primarily due to the acquisition of the Pasta Co. Restaurants, offset by reductions due to assets becoming fully depreciated or amortized.

  NON-OPERATING INCOME (EXPENSE). Interest expense increased by $68,666 due to interest accrued on notes payable associated with the acquisition of the Pasta Co. Restaurants, partially offset by reductions in other interest bearing debt.

  NET INCOME (LOSS). As a result of the changes in the relationship between revenues and costs and expenses discussed above, the Company reported a net loss of $1,994,929 for the third quarter of fiscal 1997 compared to a net loss of $96,890 for the third quarter of fiscal 1996. The fiscal 1997 loss is generally due to increasing costs along with declining comparable revenues. If such trends continue, the Company will incur substantial losses in the future which would have a material impact upon its cash flow.


THIRTY-NINE WEEKS ENDED MARCH 31, 1996 COMPARED TO THE
  THIRTY-NINE WEEKS ENDED MARCH 30, 1997.

  REVENUES. Revenues increased $5,371,206 or 16.1% to $33,374,792 for the first three quarters of fiscal 1997 as compared to $28,003,586 for the first three quarters of fiscal 1996. Revenues attributable to the Pasta Co. Restaurants were $10,042,662 compared to $1,888,397 included in fiscal 1996. Remaining revenues decreased by $2,783,059. Approximately $390,000 of this decline is due to revenues associated with a fair held in the State of Washington. The Company participated in the fair in fiscal 1996, but not in fiscal 1997. The remainder of the decrease is due to the sale of a Longhorn Cafe restaurant during fiscal 1996, severe weather in the Company's Seattle, Washington market and a decline in comparable restaurant revenues. The Company believes the decline in comparable revenues was related to competitive conditions and a general softness in restaurant sales in the Company's Houston, Texas market.

  COSTS AND EXPENSES. Total cost of revenues decreased to 30.7% of revenues in 1997 as compared to 31.1% of revenues in 1996. The decline is due to operational efficiencies introduced by management, partially offset by higher raw product costs.

  Restaurant operations include all other unit-level operating expenses, comprised principally of labor, supplies, rent, utilities, repairs and maintenance, and other direct expenses. As a percentage of restaurant revenues, these costs increased from 53.1% of revenues in fiscal 1996 to 59.6% of revenues in fiscal 1997 primarily due to the decline in comparable sales, since a number of these expenses are fixed or indirectly variable. Labor expense also increased due to an increase in the federal minimum wage rate in October 1996.

  Selling, marketing and distribution expenses increased from 3.8% of revenues to 4.2% of revenues due to stepped-up marketing and promotional activities.

  General and administrative expenses increased by $340,985 primarily due to the acquisition of the Pasta Co. Restaurants.

  Depreciation and amortization increased by $373,965 primarily due to the acquisition of the Pasta Co. Restaurants, partially offset by reductions due to assets becoming fully depreciated or amortized.

  NON-OPERATING INCOME (EXPENSE). Interest expense increased by $367,201 due to interest accrued on notes payable associated with the acquisition of the Pasta Co. Restaurants, partially offset by reductions in other interest bearing debt.

  NET INCOME (LOSS). As a result of the changes in the relationship between revenues and costs and expenses discussed above, the Company reported a net loss of $2,750,235 for the first three quarters of fiscal 1997 compared to net income of $77,925 for the first three quarters of fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES


  OPERATING ACTIVITIES. The Company continues to experience substantial losses from operations and, as of March 30, 1997, has an accumulated deficit of $22,150,545.

  The Company anticipates an additional loss in the fourth quarter of fiscal 1997. There can be no assurance that the Company will be profitable in the future or that its losses will decline.

  These losses raise doubt about the Company's ability to continue as a going concern. The financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital, and ultimately to attain profitable operations.

  If substantial losses continue, the value of certain of the Company's long-lived assets may become impaired. If so, the Company would be required to write-down the book value of these assets to their fair value. The Company may also consider disposing of certain under-performing assets.

  During the thirty-nine weeks ended March 30, 1997, net cash provided by operating activities was $449,513 which resulted from an increase in accounts payable and accrued liabilities offset by a net loss less non-cash expenses. Investing activities used $288,363 in cash due to purchases of property and equipment partially offset by the sale of fixed assets. Financing activities utilized $567,510 in cash due to payments on borrowings and the purchase of treasury stock partially offset by new borrowings.

  For the thirty-nine weeks ended March 31, 1996, net cash provided by operating activities was $882,056 due primarily to a net profit plus non-cash expenses. Investing activities utilized $1,879,248 primarily due to the purchase of property and equipment. Financing activities used $967,853 in cash due primarily to payments on borrowings.

  As of March 30, 1997, the Company had negative working capital of $8,453,483, as compared to negative working capital of $4,484,903 at June 30, 1996. The increase is due primarily to $3 million in Subordinated Notes being classified as a current liability as of March 30, 1997 and due to an increase in accounts payable.


  CAPITAL REQUIREMENTS. The Company renegotiated the payment terms of its $3 million 12% Subordinated Notes which were due on March 31, 1996. All principal and remaining interest is now due on July 31, 1997. It is unlikely that payment terms can be re-negotiated or extended again and the Company will therefore be required to pay these notes when due. There is no assurance that funds will be available to make timely payment. The Notes are collateralized by the stock of Marco's Mexican Restaurants, Inc. and a default could result in foreclosure. Revenues from Marco's Mexican Restaurants currently constitute approximately 48% of the Company's total revenues. The loss of or a substantial reduction in such revenues would have a material adverse impact on the Company and its ability to continue as a going concern. The Company is currently seeking additional financing to provide funds for timely payment. However, there is no assurance that such funds will be obtained on a timely basis or at all.

  The material capital commitments of the Company over the coming year are related to:

  o Reduction of the Company's working capital deficit, including payments on notes, accounts payable and accrued liabilities.

  o    Refinancing the Subordinated Notes.

  By the end of fiscal 1997, the Company expects to have opened five additional Pasta Co. Restaurants, two of which have already been opened and the other three are under construction. The Pasta Co. Restaurants require an initial capital investment of approximately $400,000 each, or a total investment of approximately $2 million to open the five restaurants. The Company has financed these expenditures through cash flow from operations and from additional outside financing. There is no assurance that such funds will be available for further expansion, especially considering the Company's current cash flow and its upcoming debt service requirements.

  Cash generated from operations will not be sufficient to meet these commitments. Without additional debt or equity financing in the short-term, the Company may not be able to repay the $3 million in 12% Subordinated Notes due July 31, 1997 or reduce its current working capital deficit. There is no assurance that such debt or equity financing will become available.

  The inability of the Company to obtain such financing and achieve improved operating results could result in the curtailment by the Company of its expansion activities and restructuring and/or downsizing of the Company's operations, including the sale of material assets of the Company.

FORWARD LOOKING INFORMATION

  The statements contained in this report on Form 10-Q which are not historical facts, including, but not limited to, statements found under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", are based on current expectations that involve a number of risks and uncertainties. The Company cannot provide any assurance that these expectations will actually be met. The factors that could cause actual results to differ materially from those described in the forward-looking statements include, but are not limited to, the following: changes in general economic and financial conditions within the markets that the Company serves; changes in the political and/or regulatory environments in which the Company operates; changes in consumer demand for the Company's products and services; competitive factors; and other risk factors described from time to time in the Company's Securities and Exchange Commission filings. The actual results of the future events described in such forward-looking statements in this Form 10-Q could differ materially from those contemplated by such forward-looking statements.

  The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PART II - OTHER INFORMATION

ITEM 6. Exhibits and Reports on Form 8-K.

  (a) Exhibits 11.1 and 99.1 required by Item 601 of Regulation S-K are filed as part of this report.

 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 WATERMARC FOOD MANAGEMENT CO.


 Date:  May 19, 1997             By: /s/ Thomas J. Buckley
      -------------------           ------------------------------------------
                                     Thomas J. Buckley
                                     Chief Financial Officer
                                     (Duly Authorized Signatory and
                                     Principal Financial & Accounting Officer)

                         WATERMARC FOOD MANAGEMENT CO.



                               INDEX TO EXHIBITS


          EXHIBIT
          NUMBER  DESCRIPTION
          ------  -----------

          11.1.   Watermarc Food Management Co. and Subsidiaries -
                  Computation of Earnings (Loss) Per Common and Common
                  Equivalent Shares

          27      Financial Data Schedule

          99.1    Conversion and Exchange Agreement

EXHIBIT 11.1      WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
     COMPUTATION OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARES


                                                                                  13 WEEKS ENDED
                                                                         MARCH 30, 1997   MARCH 31, 1996
                                                                         --------------   --------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net earnings (loss) applicable to common stock                      $ (2,069,661)    $   (171,622)
                                                                          ============     ============
      Weighted average number of common shares outstanding                  13,631,750       12,662,160
                                                                          ============     ============

      Primary earnings (loss) per common share                                  ($0.15)          ($0.01)
                                                                          ============     ============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net earnings (loss) applicable to common stock                      $ (2,069,661)    $   (171,622)

      Dividends on preferred stock                                              74,732           74,732

      Interest on 9% convertible subordinated debentures                         4,882            4,882
                                                                          ------------     ------------

      Earnings (loss) assuming full dilution                               $(1,990,047)    $    (92,008)
                                                                          ============     ============

      Weighted average number of shares outstanding                         13,631,750       12,662,160

      Common shares issuable from stock option plans
           and from warrants                                                         0        3,319,070

      Less shares assumed repurchased with proceeds                                  0       (9,855,519)

      Shares assumed issued upon conversion of
           preferred stock                                                     411,925          411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                              43,400           43,400
                                                                          ------------     ------------
      Common shares outstanding assuming full dilution                      14,087,075        6,581,036
                                                                          ============     ============

      Earnings (loss) per common and common equivalent
           share assuming full dilution                                    $     (0.14)    $      (0.01)
                                                                          ============     ============


(A) This calculation is submitted in accordance with the Securities and Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.

EXHIBIT 11.1      WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
     COMPUTATION OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARES

                                                                     39 Weeks Ended
                                                              March 30, 1997   March 31, 1996
                                                              --------------   --------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net earnings (loss) applicable to common stock           $ (2,972,682)    $   (145,105)
                                                               ============     ============

      Weighted average number of common shares outstanding       13,499,689       11,650,166
                                                               ============     ============

      Primary earnings (loss) per common share                 $      (0.22)    $      (0.01)
                                                               ============     ============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net earnings (loss) applicable to common stock           $ (2,972,682)    $   (145,105)

      Dividends on preferred stock                                  222,447          223,030

      Interest on 9% convertible subordinated debentures             14,646           14,646
                                                               ------------     ------------
      Earnings (loss) assuming full dilution                   $ (2,735,589)    $     92,571
                                                               ============     ============

      Weighted average number of shares outstanding              13,499,689       11,650,166

      Common shares issuable from stock option plans
           and from warrants                                              0        3,305,737

      Less shares assumed repurchased with proceeds                       0       (8,647,880)

      Shares assumed issued upon conversion of
           preferred stock                                          411,925          411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                   43,400           43,400
                                                               ------------     ------------

      Common shares outstanding assuming full dilution           13,955,014        6,763,348
                                                               ============     ============

      Earnings (loss) per common and common equivalent
           share assuming full dilution                        $       0.20     $      (0.01)
                                                               ============     ============

(A) This calculation is submitted in accordance with the Securities and Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.

                                                                   EXHIBIT 99.1

                       CONVERSION AND OFFSET AGREEMENT


         This Agreement is made effective as of the 15th day of May, 1997, by and between The Original Pasta Co., a Texas corporation f/k/a Pasta Acquisition Co. ("Pasta Co."), Marco's Mexican Restaurants, Inc., a Texas corporation ("Marco's"), both wholly owned subsidiaries of Watermarc Food Management Co., Watermarc Food Management Co., a Texas corporation ("Watermarc"), and Ghulam
M. Bombaywala, (hereafter jointly referred to as "the Parties").

         WHEREAS, on the 14th day of September 1995, Pasta Co. executed a note in the principal amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) in favor of Ghulam M. Bombaywala; and

         WHEREAS, on the 14th day of September 1995, Pasta Co. executed a note in the principal amount of One Million Dollars ($1,000,000.00) in favor of Ghulam M. Bombaywala (both notes hereafter jointly referred to as the "Notes"); and

         WHEREAS, the Notes were guaranteed by Watermarc pursuant to a Guaranty Agreement dated September 14, 1995, in favor of Mr. Bombaywala; and

         WHEREAS, the Parties wish to convert the Notes payable by Pasta Co. to Mr. Bombaywala in the total principal amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) for Seven Million Five Hundred Thousand (7,500,000) shares (the "Shares") of the common stock of Watermarc, $.05 par value (the "Common Stock") and/or the right to receive the Shares at a later date as hereinafter described in Section 2 hereof (the "Rights"); and

         WHEREAS, on the 26th day of January 1996, Pasta Co. executed notes in the principal amounts of Two Hundred Twenty Four Thousand Two Hundred Two Dollars ($224,202.00) and Five Hundred Ninety Five Thousand Dollars ($595,000.00) in favor of Ghulam M. Bombaywala (hereafter jointly referred to as the "Exchange Notes"); and

         WHEREAS, on the 31st day of July 1994, Ghulam M. Bombaywala executed a note in the principal amount of Two Million One Hundred Seventy Five Thousand Three Hundred Ten Dollars and Forty Cents ($2,175,310.40) in favor of Marco's (the "Marco's Note"); and

         WHEREAS, the Parties wish to offset the Exchange Notes so that the collective principal amount of Eight Hundred Nineteen Thousand Two Hundred Two Dollars ($819,202.00) due to Mr. Bombaywala shall be offset against the Marco's Note due to Marco's; and

         NOW, THEREFORE, for and in consideration of the premises hereunder, the Parties agree as follows:

         1. Ghulam M. Bombaywala forgives and forever discharges the following Notes owed to him by Pasta Co. in the total principal sum of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), together with all interest, accrued and unaccrued, and forever releases and discharges Watermarc from its corporate guarantee of such obligations:

                  That certain Promissory Note dated September 14, 1995 by and between Pasta Acquisition Co., as Maker, and Ghulam M. Bombaywala, as Payee, in the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) attached hereto as Exhibit A ; and

                  That certain Promissory Note dated September 14, 1995 by and between Pasta Acquisition Co., as Maker, and Ghulam M. Bombaywala, as Payee, in the amount of One Million Dollars ($1,000,000.00) attached hereto as Exhibit B; and

         2. Mr. Bombaywala shall have the right to receive Seven Million Five Hundred Thousand (7,500,000) Shares of Watermarc's Common Stock based upon a value of Fifty Cents ($.50) per share (hereinafter referred to as "Rights"). The Parties acknowledge and agree that the Shares cannot be issued immediately due to insufficient authorized shares of Common Stock of Watermarc and Watermarc's obligation to reserve shares of Common Stock for future issuances pursuant to outstanding obligations, including those related to its outstanding Series A Warrants, its 9% Cumulative Convertible Preferred Stock and other warrant or option agreements. In addition, Watermarc desires to retain a portion of its authorized but unissued Common Stock for general corporate purposes. Accordingly, the Parties agree that Watermarc may issue some portion of the Shares prior to the shareholder's meeting (the "Meeting") referred to below as determined by the Board of Directors of Watermarc in its sole discretion. All Shares not approved and issued by the Board of Directors prior to the Meeting shall be issued if and only if Watermarc receives shareholder approval at the Meeting of an increase in Watermarc's authorized shares of Common Stock or a reverse stock split (which would have the effect of increasing Watermarc's authorized but unissued shares of Common Stock), which Watermarc shall diligently seek at the next annual or other Meeting of shareholders.

         3. The Rights of Mr. Bombaywala to receive the Shares (or any unissued portion of the Shares) shall be proportionately adjusted to reflect any share combinations, divisions, stock splits, reverse stock splits, stock dividends or other increases or decreases in Common Stock that proportionately affect all holders of the Common Stock and he shall have, with respect to the Rights, the right to receive a proportionate share of any consideration or securities as a result of any exchange, reclassification, reorganization, merger, business combination or other transaction on the same basis as any holders of the outstanding shares of Common Stock.

         4. Ghulam M. Bombaywala forgives and forever discharges the Exchange Notes owed to him by Pasta Co. in the total principal sum of Eight Hundred Nineteen Thousand Two Hundred Two Dollars ($819,202.00), together with all interest, accrued and unaccrued, specifically:

                  That certain Promissory Note dated January 26, 1996, by and between Pasta Acquisition Co., as Maker, and Ghulam M. Bombaywala, as Payee, in the amount of Two Hundred Twenty Four Thousand Two Hundred Two Dollars ($224,202.00) attached hereto as Exhibit C; and

                  That certain Promissory Note dated January 26, 1996, by and between Pasta Acquisition Co., as Maker, and Ghulam M. Bombaywala, as Payee, in the amount of Five Hundred Ninety Five Thousand Dollars ($595,000.00) attached hereto as Exhibit D.

         5. Watermarc and Marco's agree that the principal amount due under the Marco's Note, attached hereto as Exhibit E, shall be reduced by the sum of Eight Hundred Nineteen Thousand Two Hundred Two Dollars ($819,202.00).

         6. This Agreement shall be construed according to and be governed by the laws of the State of Texas. The Parties agree that venue for any litigation arising out of this Agreement shall lie in Houston, Harris County, Texas.

         7. This Agreement contains the entire agreement of the Parties with respect to the matters covered by its terms. No other agreement, statement, or promise made by any party, or to any employee, officer, or agent of any party, that is not contained in this Agreement shall be of any force or effect.

         This Agreement is executed by the Parties on the day and year first above written.

                                      /s/ GHULAM M. BOMBAYWALA
                                      -----------------------------------
                                      Ghulam M. Bombaywala, Individually


                                      Watermarc Food Management Co.

                                      /s/ ANGELO PITILLO
                                      ------------------------------------
                                      By: Angelo Pitillo
                                          President and Chief Operating Officer


                                      The Original Pasta Co.

                                      /s/ ANGELO PITILLO
                                      ------------------------------------
                                      By: Angelo Pitillo
                                          President


                                      Marco's Mexican Restaurants, Inc.

                                      /s/ ANGELO PITILLO
                                      --------------------------------------
                                      By: Angelo Pitillo
                                          President

                                  EXHIBIT A



                                PROMISSORY NOTE

$2,750,000.00                    HOUSTON, TEXAS             SEPTEMBER 14, 1995

        PASTA ACQUISITION CO., a Texas corporation (hereinafter called "Maker"), for value received, promises and agrees to pay in installments and as herein provided unto the order of GHULAM M. BOMBAYWALA, a resident of Fort Bend County, Texas, whose business address is 10777 Westheimer, Suite 1030, Houston, Texas 77042 or at such other address as Payee shall designate, in lawful currency of the United States of America, the principal sum of TWO MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($2,750,000.00), together with interest thereon from and after the date hereof at the rate of ten percent (10%) per annum until maturity. All past due principal and interest shall bear interest until paid at twelve percent (12%) per annum (but in no event to exceed the maximum rate of nonusurious interest allowed by law). All sums paid hereon shall apply first to the satisfaction of accrued interest and the balance to the unpaid principal.

        INTEREST AND PRINCIPAL ON THIS NOTE is payable as follows: interest on the outstanding principal hereof shall be payable quarterly on the 15th day of December, March, June and September of each year in which any principal remains outstanding hereunder; provided, however, commencing September 15, 2000, on each quarterly interest payment date, Maker shall make quarterly payments of principal in amount sufficient to amortize and pay all then remaining principal in pro rata quarterly installments by September 15, 2002. Notwithstanding anything herein to the contrary, this Note shall not accrue or bear interest during the "Pre Effective Period" as such term is defined in the Merger agreement (as herein after defined).

        IT IS ESPECIALLY agreed between the parties hereto that time is of the essence with respect to the payment of this Note and, if an "Event of Default" (as defined below) occurs, the owner and holder of this Note may, at its option, declare all sums owing hereon at once due and payable. If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this Note all reasonable attorney's or collection fees incurred.

        IT IS the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this Note, it is agreed as follow: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or,




                                                                      --------
                                  Page 1 of 5                         INITIALS

$2,750,000.00                  HOUSTON, TEXAS              SEPTEMBER 14, 1995


if this Note shall have been paid in full, refunded to Maker); (ii) in the event that maturity of the Note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Maker); and (iii) it is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received on this Note that are made for the purpose of determining whether such rate exceeds the maximum amount of interest allowed by applicable law, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of this Note so that such rate of interest on account of this Note, as so calculated, is uniform throughout the term thereof; and (iv) that the Maker and Payee agree that for the purposes of this paragraph, the applicable interest ceiling is the Highest Lawful Rate under the laws of any jurisdiction which may be held to apply to this Note.

        EVENT OF DEFAULT OR DEFAULT shall mean the occurrence of any of the following events:

        1. Maker's failure to pay principal of, or interest on, this Note as and when due and payable or the failure of Maker or the Guarantor, as defined below, to pay when due any installment or payment of principal or interest owed by Maker or Guarantor to Payee under the Notes as defined in Section 2.02 of the Merger Agreement;

        2. Maker or Guarantor fails to perform or observe any material term, covenant or agreement contained in the Guaranty Agreement or the Security Documents referred to below;

        3. Maker, Guarantor or any of their material subsidiaries shall individually or collectively: (a) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; (b) commence any proceeding under any bankruptcy, reorganization, rearrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (c) have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; (d) take any board or shareholder action approving any such petition, application, proceeding, or order for relief or the appointment of a custodian.



                                                                     --------
                                  Page 2 of 5                        INITIALS

$2,750,000                   HOUSTON, TEXAS                  SEPTEMBER 14, 1995



     receiver or trustee for all or any substantial part of its properties; or
     (e) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

4. The Guaranty Agreement or Security Documents shall at any time after execution and delivery thereof and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or Maker or if Guarantor or Maker shall deny that it or they have any liability or obligation under, or shall fail to perform their respective obligations under, the Guaranty Agreement or Security Agreements.

     IF ANY EVENT OF DEFAULT shall occur and be continuing under this Note, Payee or any owner and holder of this Note agrees to provide Maker and the Guarantor hereof thirty (30) days prior written notice specifying such default and providing Maker an opportunity to cure such default within such period prior to any acceleration of this Note; provided, however, no notice shall be required upon the occurrence of the Events of Default set forth in clauses (a),
(b) or (d) of number subparagraph 3 of this Note above and sixty (60) days prior written notice shall be provided upon the occurrence of the Events of Default set forth in numbered subparagraphs 2 and 4 above. Following such written notice, if required, and the failure of Maker to cure such default in every respect all indebtedness represented by this Note shall be immediately due and payable without further action or notice by Payee or any holder hereof to Maker. If Maker cures such default after receiving notice thereof, Maker shall provide written notice to Payee or the owner and holder hereof stating the steps taken to cure such default and stating that the default is cured within the specified notice period.

     MAKER reserves the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. Accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment. Maker shall be required to prepay the Note to the extent and in the circumstances set forth in Section 2.02 of the Plan and Agreement of Merger by and among Maker, Guarantor, Payee and The Original Pasta Company dated effective as of September 14, 1995 (the "Merger Agreement"). Payment of this Note is subordinated in the circumstances set forth in Section 2.02 of the Merger Agreement.

     THIS NOTE is entitled to the benefits of and the security afforded by (i) that certain Security Agreement between Maker and Payee dated September 14, 1995; (ii) Pledge and Security Agreement dated September 14, 1995 between Watermarc Food Management Co. ("Guarantor") and Payee dated September 14, 1995;
(iii) the Guaranty Agreement executed by the Guarantor in favor of the Payee dated September 14, 1995; and (iv) any other agreements, instruments or filings intended to provide security for this Note as provided for in Section 2.02 of the Merger Agreement (collectively, the "Security Documents").



                                                                     --------
                                  Page 3 of 5                        INITIALS

$2,750,000.00                   HOUSTON, TEXAS               SEPTEMBER 14, 1995


        IN THE EVENT OF ANY DISPUTE or litigation between the Payee and the Maker or Guarantor or any other person or party with respect to this Note, the Merger Agreement or the Security Documents or with respect to any other matter, thing, event or occurrence, whether past, present or arising in the future, the Maker waives all rights of set off, offset and the right to interpose make any legal claims or counterclaims, the effect of which would be to delay, reduce, deny, limit or offset its obligations under this Note.

        IF THE EVENT OF ANY CONFLICT between the terms and provisions of this Note, the Security Documents or the Merger Agreement or any other agreement relating hereto or thereto, the terms and provisions of this Note shall control.

        EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY HEREIN, Maker and any endorsers or guarantors of this Note severally waive notice, grace, presentment and demand for payment, notice of dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, bringing of suit, and diligence in taking any action to collect any sums owing under Note or in proceeding against any of the rights and properties securing payment of this Note, and indulgences of every kind. Maker and any endorsers or guarantors of this Note agree that, from time to time, both before and after the maturity date of this Note and without notice, Payee may renew the indebtedness evidenced by this Note, extend the time for any payments on the Note, consent to the substitution of security, accept additional security, or release any existing security for this Note and accept partial payments of this Note without in any manner effecting the liability of maker or any endorser or guarantor under or with respect to this Note, even though Maker or such endorser or guarantor is not a party to any agreement regarding such actions.

        NEITHER THE Payee's acceptance of partial or delinquent performance or payment nor any forbearance, failure or delay by Payee or any holder hereof in exercising any right, power or remedy shall be deemed a waiver of any obligation of the Maker or any endorser, guarantor or other party liable for payment of this Note or of any right, power or remedy of the Payee or any holder hereof or preclude any other or further exercise thereof; and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        THE PROVISIONS OF THIS NOTE may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the Maker and Payee or any holder hereof. If any term or provision of this Note shall be held invalid, illegal or unenforceability, the validity of all other terms and provisions shall in no way be effected thereby. Any waiver or forbearance must be in writing to be effective against the Payee or any holder hereof and shall only be applicable in the specific instance for which it is given.

        THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.


                                                                     --------
                                 Page 4 or 5                         INITIALS

$2,750,000.00               HOUSTON, TEXAS            SEPTEMBER 14, 1995




                                                PASTA ACQUISITION CO.


                                                By:  /s/  ANGELO PITILLO
                                                   ___________________________
                                                    Angelo Pitillo, President







                                                                 --------
                                  Page 5 of 5                    INITIALS

                                  EXHIBIT B



                            PROMISSORY NOTE

$1,000,000.00               HOUSTON, TEXAS                SEPTEMBER 14, 1995

        PASTA ACQUISITION CO., a Texas corporation (hereinafter called
"Maker"), for value received, promises and agrees to pay in installments and as herein provided unto the order of GHULAM M. BOMBAYWALA, a resident of Fort Bend County, Texas, whose business address is 10777 Westheimer, Suite 1030, Houston, Texas 77042 or at such other address as Payee shall designate, in lawful currency of the United States of America, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), together with interest thereon from and after the date hereof at the rate of ten percent (10%) per annum until maturity. All past due principal and interest shall bear interest until paid at twelve percent (12%) per annum (but in no event to exceed the maximum rate of nonusurious interest allowed by law). All sums paid hereon shall apply first to the satisfaction of accrued interest and the balance to the unpaid principal.

        INTEREST AND PRINCIPAL ON THIS NOTE is payable as follows: interest on the outstanding principal hereof shall be payable quarterly on the 15th day of December, March, June and September of each year in which any principal remains outstanding hereunder; $500,000.00 of the principal hereof is due December 31, 1996 and all remaining principal and any interest remaining unpaid on this Note is due and payable on December 31, 1997. Notwithstanding anything to the contrary, this Note shall not accrue or bear interest during the "Pre Effective Period" as such term is defined in the Merger Agreement (as hereinafter defined).

        IT IS ESPECIALLY agreed between the parties hereto that time is of the essence with respect to the payment of this Note and, if an "Event of Default" (as defined below) occurs, the owner and holder of this Note may, at its option, declare all sums owing hereon at once due and payable. If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this Note all reasonable attorney's or collection fees incurred.

        IT IS the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Maker); (ii) in the event that maturity of the Note is accelerated by reason of an election by the holder hereof resulting from any default

                                                                  ________
                              Page 1 of 5                         INITIALS

$1,000,000.00                  HOUSTON, TEXAS                SEPTEMBER 14, 1995


hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Maker); and (iii) it is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received on this Note that are made for the purpose of determining whether such rate exceeds the maximum amount of interest allowed by applicable law, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of this Note so that such rate of interest on account of this Note, as so calculated, is uniform throughout the term thereof; and (iv) that the Maker and Payee agree that for the purposes of this paragraph, the applicable interest ceiling is the Highest Lawful Rate under the laws of any jurisdiction which may be held to apply to this Note.

        EVENT OF DEFAULT OR DEFAULT shall mean the occurrence of any of the following events:

        1. Maker's failure to pay the principal of, or interest on, this Note as and when due and payable or the failure of Maker or the Guarantor, as defined below, to pay when due any installment or payment of principal or interest owed by Maker or Guarantor to Payee under the Notes as defined in Section 2.02 of the Merger Agreement;

        2. Maker or Guarantor fails to perform or observe any material term, covenant or agreement contained in the Guaranty Agreement or the Security Documents referred to below;

        3. Maker, Guarantor or any of their material subsidiaries shall individually or collectively: (a) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; (b) commence any proceeding under any bankruptcy, reorganization, rearrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (c) have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; (d) take any board or shareholder action approving any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its properties; or (e)

                                                                  ________
                                  Page 2 of 5                     INITIALS

$1,000,000.00                 HOUSTON, TEXAS                 SEPTEMBER 14, 1995



                suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

        4. The Guaranty Agreement or Security Documents shall at any time after execution and delivery thereof and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or Maker or if Guarantor or Maker shall deny that it or they have any liability or obligation under, or shall fail to perform their respective obligations under, the Guaranty Agreement or Security Agreements.

        IF ANY EVENT OF DEFAULT shall occur and be continuing under this Note, Payee or any owner and holder of this Note agrees to provide Maker and the Guarantor hereof thirty (30) days prior written notice specifying such default and providing Maker an opportunity to cure such default within such period prior to any acceleration of this Note; provided, however, no notice shall be required upon the occurrence of the Events of Default set forth in clauses (a), (b) or
(d) of numbered subparagraph 3 of this Note above and sixty (60) days prior written notice shall be provided upon the occurrence of the Events of Default set forth in numbered subparagraphs 2 and 4 above. Following such written notice, if required, and the failure of Maker to cure such default in every respect all indebtedness represented by this Note shall be immediately due and payable without further action or notice by Payee or any holder hereof to Maker. If Maker cures such default after receiving notice thereof, Maker shall provide written notice to Payee or the owner and holder hereof stating the steps taken to cure such default and stating that the default is cured within the specified notice period.

        MAKER reserves the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. Accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment. Maker shall be required to prepay the Note to the extent and in the circumstances set forth in Section 2.02 of the Plan and Agreement of Merger by and among Maker, Guarantor, Payee and The Original Pasta Company dated effective as of September 14, 1995 (the "Merger Agreement"). Payment of this Note is subordinated in the circumstances set forth in Section 2.02 of the Merger Agreement.

        THIS NOTE is entitled to the benefits of and the security afforded by
(i) that certain Security Agreement between Maker and Payee dated September 14, 1995; (ii) the Pledge and Security Agreement dated September 14, 1995 between Watermarc Food Management Co. ("Guarantor") and Payee dated September 14, 1995;
(iii) the Guaranty Agreement executed by the Guarantor in favor of the Payee dated September 14, 1995; and (iv) any other agreements, instruments or filings intended to provide security for this Note as provided for in Section 2.02 of the Merger Agreement (collectively the "Security Documents").




                                                                  --------
                                  Page 3 of 5                     INITIALS

$1,000,000.00                  HOUSTON, TEXAS                SEPTEMBER 14, 1995


     IN THE EVENT OF ANY DISPUTE or litigation between the Payee and the Maker or Guarantor or any other person or party with respect to this Note, the Merger Agreement or the Security Documents or with respect to any other matter, thing, event or occurrence, whether past, present or arising in the future, the Maker waives all rights of set off, offset and the right to interpose make any legal claims or counterclaims, the effect of which would be to delay, reduce, deny, limit or offset its obligations under this Note.

     IN THE EVENT OF ANY CONFLICT between the terms and provisions of this Note, the Security Documents or the Merger Agreement or any other agreement relating hereto or thereto, the terms and provisions of this Note shall control.

     EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY HEREIN, Maker and any endorsers or guarantors of this Note severally waive notice, grace, presentment and demand for payment, notice of dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, bringing of suit, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights and properties securing payment of this Note, and indulgences of every kind. Maker and any endorsers or guarantors of this Note agree that, from time to time, both before and after the maturity date of this Note and without notice, Payee may renew the indebtedness evidenced by this Note, extend the time for any payments on the Note, consent to the substitution of security, accept additional security, or release any existing security for this Note and accept partial payments of this Note without in any manner effecting the liability of Maker or any endorser or guarantor under or with respect to this Note, even though Maker or such endorser or guarantor is not a party to any agreement regarding such actions.

     NEITHER THE Payee's acceptance of partial or delinquent performance or payment nor any forebearance, failure or delay by Payee or any holder hereof in exercising any right, power or remedy shall be deemed a waiver of any obligation of the Maker or any endorser, guarantor or other party liable for payment of this Note or of any right, power or remedy of the Payee or any holder hereof or preclude any other or further exercise thereof; and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     THE PROVISIONS OF THIS NOTE may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the Maker and Payee or any holder hereof. If any term or provision of this Note shall be held invalid, illegal or unenforceability, the validity of all other terms and provisions shall in no way be effected thereby. Any waiver or forbearance must be in writing to be effective against the Payee or any holder hereof and shall only be applicable in the specific instance for which it is given.





                                                                       --------
                                  Page 4 of 5                          INITIALS

$1,000,000.00               HOUSTON, TEXAS            SEPTEMBER 14, 1995


        THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.


                                                PASTA ACQUISITION CO.


                                                By:  /s/  ANGELO PITILLO
                                                   ___________________________
                                                    Angelo Pitillo, President



















                                                                 ________
                                  Page 5 of 5                    INITIALS

                                  EXHIBIT C



                                PROMISSORY NOTE

$224,202.00                      HOUSTON, TEXAS              January 26, 1995

        PASTA ACQUISITION CO., a Texas corporation (hereinafter called "Maker"), for value received, promises and agrees to pay in installments and as herein provided unto the order of GHULAM M. BOMBAYWALA, a resident of Fort Bend County, Texas, whose business address is 10777 Westheimer, Suite 1030, Houston, Texas 77042 or at such other address as Payee shall designate, in lawful currency of the United States of America, the principal sum of TWO HUNDRED TWENTY FOUR THOUSAND TWO HUNDRED TWO AND NO/100 DOLLARS ($224,202.00), together with interest thereon from and after the date hereof at the rate of six percent (6%) per annum until maturity. All past due principal and interest shall bear interest until paid at twelve percent (12%) per annum (but in no event to exceed the maximum rate of nonusurious interest allowed by law). All sums paid hereon shall apply first to the satisfaction of accrued interest and the balance to the unpaid principal.

        INTEREST AND PRINCIPAL ON THIS NOTE is payable one (1) year from the date hereof.

        IT IS ESPECIALLY agreed between the parties hereto that time is of the essence with respect to the payment of this Note and, if an "Event of Default" (as defined below) occurs, the owner and holder of this Note may, at its option, declare all sums owing hereon at once due and payable. If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this Note all reasonable attorney's or collection fees incurred.

        IT IS the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this Note, it is agreed as follow: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Maker); (ii) in the event that maturity of the Note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such




                                                                      --------
                                  Page 1 of 5                         INITIALS

$224,202.00                      HOUSTON, TEXAS                 JANUARY 26, 1996

acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Maker); and (iii) it is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received on this Note that are made for the purpose of determining whether such rate exceeds the maximum amount of interest allowed by applicable law, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of this Note so that such rate of interest on account of this Note, as so calculated, is uniform throughout the term thereof; and (iv) that the Maker and Payee agree that for the purposes of this paragraph, the applicable interest ceiling is the Highest Lawful Rate under the laws of any jurisdiction which may be held to apply to this Note.

        EVENT OF DEFAULT OR DEFAULT shall mean the occurrence of any of the following events:

        1. Maker's failure to pay principal of, or interest on, this Note as and when due and payable or the failure of Maker or the Guarantor, as defined below, to pay when due any installment or payment of principal or interest owed by Maker or Guarantor to Payee under the Notes as defined in Section 2.02 of the Merger Agreement;

        2. Maker or Guarantor fails to perform or observe any material term, covenant or agreement contained in the Guaranty Agreement or the Security Documents referred to below;

        3. Maker, Guarantor or any of their material subsidiaries shall individually or collectively: (a) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; (b) commence any proceeding under any bankruptcy, reorganization, rearrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (c) have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; or (d) take any board or shareholder action approving any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its properties; or (e) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

$224,202.00                   HOUSTON, TEXAS                  JANUARY 26, 1996



         4. The Guaranty Agreement or Security Documents shall at any time after execution and delivery thereof and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or Maker or if Guarantor or Maker shall deny that it or they have any liability or obligation under, or shall fail to perform their respective obligations under the Guaranty Agreement or Security Agreements.

        IF ANY EVENT OF DEFAULT shall occur and be continuing under this Note, Payee or any owner and holder of this Note agrees to provide Maker and the Guarantor hereof thirty (30) days prior written notice specifying such default and providing Maker an opportunity to cure such default within such period prior to any acceleration of this Note; provided, however, no notice shall be required upon the occurrence of the Events of Default set forth in clauses (a), (b) or
(d) of number subparagraph 3 of this Note above and sixty (60) days prior written notice shall be provided upon the occurrence of the Events of Default set forth in numbered subparagraphs 2 and 4 above. Following such written notice, if required, and the failure of Maker to cure such default in every respect, all indebtedness represented by this Note shall be immediately due and payable without further action or notice by Payee or any holder hereof to Maker. If Maker cures such default after receiving notice thereof, Maker shall provide written notice to Payee or the owner and holder hereof stating the steps taken to cure such default and stating that the default is cured within the specified notice period.

        MAKER reserves the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. Accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment. Maker shall be required to prepay the Note to the extent and in the circumstances set forth in Section 2.02 of the Plan and Agreement of Merger by and among Maker, Guarantor, Payee and The Original Pasta Company dated effective as of September 14, 1995 (the "Merger Agreement"). Payment of this Note is subordinated in the circumstances set forth in Section 2.02 of the Merger Agreement.

        THIS NOTE is entitled to the benefits of and the security afforded by
(I) that certain Security Agreement between Maker and Payee dated September 14, 1995; (ii) Pledge and Security Agreement dated September 14, 1995 between Watermarc Food Management Co. ("Guarantor") and Payee dated September 14, 1995;
(iii) the Guaranty Agreement executed by the Guarantor in favor of the Payee dated September 14, 1995; and (iv) any other agreements, instruments or filings intended to provide security for this Note as provided for in Section 2.02 of the Merger Agreement (collectively, the "Security Documents").

        IN THE EVENT OF ANY DISPUTE or litigation between the Payee and the Maker or Guarantor or any other person or party with respect to this Note, the Merger Agreement or the Security Documents or with respect to any other matter, thing, event or occurrence, whether past, present or arising in the future, the Maker waives all rights of set off, offset and the right to interpose

$224,202.00                    HOUSTON, TEXAS                JANUARY 26, 1996

any legal claims or counterclaims, the effect of which would be to delay, reduce, deny, limit or offset its obligations under this Note.

        IF THE EVENT OF ANY CONFLICT between the terms and provisions of this Note, the Security Documents or the Merger Agreement or any other agreement relating hereto or thereto, the terms and provisions of this Note shall control.

        EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY HEREIN, Maker and any endorsers or guarantors of this Note severally waive notice, grace, presentment and demand for payment, notice of dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, bringing of suit, and diligence in taking any action to collect any sums owing under Note or in proceeding against any of the rights and properties securing payment of this Note, and indulgences of every kind. Maker and any endorsers or guarantors of this Note agree that, from time to time, both before and after the maturity date of this Note and without notice, Payee may renew the indebtedness evidenced by this Note, extend the time for any payments on the Note, consent to the substitution of security, accept additional security, or release any existing security for this Note and accept partial payments of this Note without in any manner effecting the liability of maker or any endorser or guarantor under or with respect to this Note, even though Maker or such endorser or guarantor is not a party to any agreement regarding such actions.

        NEITHER THE Payee's acceptance of partial or delinquent performance or payment nor any forbearance, failure or delay by Payee or any holder hereof in exercising any right, power or remedy shall be deemed a waiver of any obligation of the Maker or any endorser, guarantor or other party liable for payment of this Note or of any right, power or remedy of the Payee or any holder hereof or preclude any other or further exercise thereof; and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        THE PROVISIONS OF THIS NOTE may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the Maker and Payee or any holder hereof. If any term or provision of this Note shall be held invalid, illegal or unenforceability, the validity of all other terms and provisions shall in no way be effected thereby. Any waiver or forbearance must be in writing to be effective against the Payee or any holder hereof and shall only be applicable in the specific instance for which it is given.

$224,202.00                     HOUSTON, TEXAS                JANUARY 26, 1996


        THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.


                                                PASTA ACQUISITION CO.


                                                By:  /s/  THOMAS BUCKLEY
                                                   ---------------------------
                                                    Thomas Buckley, Treasurer

                                  EXHIBIT D



                                PROMISSORY NOTE

$595,000.00                  HOUSTON, TEXAS                  JANUARY 26, 1996


     PASTA ACQUISITION CO., a Texas corporation (hereinafter called "Maker"), for value received, promises and agrees to pay in installments and as herein provided unto the order of GHULAM M. BOMBAYWALA, a resident of Fort Bend County, Texas, whose business address is 10777 Westheimer, Suite 1030, Houston, Texas 77042 or at such other address as Payee shall designate, in lawful currency of the United States of America, the principal sum of FIVE HUNDRED NINETY FIVE THOUSAND AND NO/100 DOLLARS ($595,000.00), together with interest thereon from and after the date hereof at the rate of ten percent (10%) per annum until maturity. All past due principal and interest shall bear interest until paid at twelve percent (12%) per annum (but in no event to exceed the maximum rate of nonusurious interest allowed by law). All sums paid hereon shall apply first to the satisfaction of accrued interest and the balance to the unpaid principal.

     INTEREST AND PRINCIPAL ON THIS NOTE is payable one (1) year from the date hereof.

     IT IS ESPECIALLY agreed between the parties hereto that time is of the essence with respect to the payment of this Note and, if an "Event of Default" (as defined below) occurs, the owner and holder of this Note may, at its option, declare all sums owing hereon at once due and payable. If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this Note all reasonable attorney's or collection fees incurred.

     IT IS the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Maker); (ii) in the event that maturity of the Note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note



                                                                    ----------
                              Page 1 of 5                            INITIALS

$595,000.00                  HOUSTON, TEXAS                  JANUARY 26, 1996


shall have been paid in full, refunded to Maker); and (iii) it is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received on this Note that are made for the purpose of determining whether such rate exceeds the maximum amount of interest allowed by applicable law, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of this Note so that such rate of interest on account of this Note, as so calculated, is uniform throughout the term thereof, and (iv) that the Maker and Payee agree that for the purposes of this paragraph, the applicable interest ceiling is the Highest Lawful Rate under the laws of any jurisdiction which may be held to apply to this Note.

        EVENT OF DEFAULT OR DEFAULT shall mean the occurrence of any of the following events:

        1. Maker's failure to pay the principal of, or interest on, this Note as and when due and payable or the failure of Maker or the Guarantor, as defined below, to pay when due any installment or payment of principal or interest owed by Maker or Guarantor to Payee under the Notes as defined in Section 2.02 of the Merger Agreement;

        2. Maker or Guarantor fails to perform or observe any material term, covenant or agreement contained in the Guaranty Agreement or the Security Documents referred to below;

        3. Maker, Guarantor or any of their material subsidiaries shall individually or collectively: (a) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; (b) commence any proceeding under any bankruptcy, reorganization, rearrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (c) have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; (d) take any board or shareholder action approving any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its properties; or (e) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or


                                                                 ________
                                  Page 2 of 5                    INITIALS

$595,000.00                      HOUSTON, TEXAS                 JANUARY 26, 1996

        4. The Guaranty Agreement or security Documents shall at any time after execution and delivery thereof and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or Maker or if Guarantor or Maker shall deny that it or they have any liability or obligation under, or shall fail to perform their respective obligations under the Guaranty Agreement or Security Agreements.

        IF ANY EVENT OF DEFAULT shall occur and be continuing under this Note, Payee or any owner and holder of this Note agrees to provide Maker and the Guarantor hereof thirty (30) days prior written notice specifying such default and providing Maker an opportunity to cure such default within such period prior to any acceleration of this Note; provided, however, no notice shall be required upon the occurrence of the Events of Default set forth in clauses (a),
(b) or (d) of numbered subparagraph 3 of this Note above and sixty (60) days prior written notice shall be provided upon the occurrence of the Events of Default set forth in numbered subparagraphs 2 and 4 above. Following such written notice, if required, and the failure of Maker to cure such default in every respect, all indebtedness represented by this Note shall be immediately due and payable without further action or notice by the Payee or any holder hereof to Maker. If Maker cures such default after receiving notice thereof, Maker shall provide written notice to Payee or the owner and holder hereof stating the steps taken to cure such default and stating that the default is cured within the specified notice period.

        MAKER reserves the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. Accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment. Maker shall be required to prepay the Note to the extent and in the circumstances set forth in Section 2.02 of the Plan and Agreement of Merger by and among Maker, Guarantor, Payee and The Original Pasta Co. dated effective as of September 14, 1995 (the "Merger Agreement"). Payment of this Note is subordinated in the circumstances set forth in Section 2.02 of the Merger Agreement.

        THIS NOTE is entitled to the benefits of and the security afforded by
(I) that certain Security Agreement between Maker and Payee dated September 14, 1995; (ii) the Pledge and Security Agreement dated September 14, 1995 between Watermarc Food Management Co. ("Guarantor") and Payee dated September 14, 1995;
(iii) the Guaranty Agreement executed by the Guarantor in favor of the Payee dated September 14, 1995; and (iv) any other agreements, instruments or filings intended to provide security for this Note as provided for in Section 2.02 of the Merger Agreement (collectively the "Security Documents").

        IN THE EVENT OF ANY DISPUTE or litigation between the Payee and the Maker or Guarantor or any other person or party with respect to this Note, the Merger Agreement or the Security Documents or with respect to any other matter, thing, event or occurrence, whether past, present or arising in the future, the Maker waives all rights of set off, offset and the right to interpose

$595,000.00                      HOUSTON, TEXAS                 JANUARY 26, 1996

any legal claims or counterclaims, the effect of which would be to delay, reduce, deny, limit or offset its obligations under this Note.

        IN THE EVENT OF ANY CONFLICT between the terms and provisions of this Note, the Security Documents or the Merger Agreement or any other agreement relating hereto or thereto, the terms and provisions of this Note shall control.

        EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY HEREIN, Maker and any endorsers or guarantors of this Note severally waive notice, grace, presentment and demand for payment, notice of dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, bringing of suit, and diligence in taking any action to collect any sums owing under this Note, and indulgences of every kind. Maker and any endorsers or guarantors of this Note Agree that, from time to time, both before and after the maturity date of this Note and without notice, Payee may renew the indebtedness evidenced by this Note, extend the time for any payments on the Note, consent to the substitution of security, accept additional security, or release any existing security for this Note and accept partial payments of this Note without in any manner effecting the liability of Maker or any endorser or guarantor under or with respect to this Note, even though Maker or such endorser or guarantor is not a party to any agreement regarding such actions.

        NEITHER THE Payee's acceptance of partial or delinquent performance or payments nor any forebearance, failure or delay by Payee or any holder hereof in exercising any right, power or remedy shall be deemed a waiver of any obligation of the Maker or any endorser, guarantor or other party liable for payment of this Note or of any right, power or remedy of the Payee or any holder hereof or preclude any other or further exercise thereof, and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        THE PROVISIONS OF THIS NOTE may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the Maker and Payee or any holder hereof. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions shall in no way be effected thereby. Any waiver or forbearance must be in writing to be effective against the Payee or any holder hereof and shall only be applicable in the specific instance for which it is given.


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                                 Page 4 of 5                           INITIALS

$595,000.00                   HOUSTON, TEXAS                   JANUARY 26, 1996


        THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.

                                          PASTA ACQUISITION CO.

                                          By: /s/ THOMAS BUCKLEY
                                             ---------------------------------
                                                  Thomas Buckley, Treasurer



                                                                       --------
                                  Page 5 of 5                          INITIALS

                                   Exhibit E

                                PROMISSORY NOTE

$2,175,310.40                   HOUSTON, TEXAS                  JULY 31, 1994

        GHULAM M. BOMBAYWALA, a resident of Harris county, Texas (hereinafter called "Maker") for value received, promises and agrees to pay in installments and as herein provided unto the order of MARCO'S MEXICAN RESTAURANTS, INC., a Texas corporation (hereinafter called "Payee") at its offices in Houston, Harris County, Texas, or at such other location in Harris County, Texas as Payee shall designate, in lawful money of the United States of America, the principal sum of TWO MILLION ONE HUNDRED SEVENTY-FIVE THOUSAND THREE HUNDRED TEN AND 40/100 DOLLARS ($2,175,310.40), together with interest thereon from and after the date hereof at the rate of six percent (6%) per annum until maturity, payable as it accrues on the maturity date of each of the hereinafter mentioned installments, on the then unpaid principal amount hereof. All past due principal and interest shall bear interest until paid at the highest rate allowed by law (but in no event to exceed the maximum rate of nonusurious interest allowed by law). All sums paid hereon shall apply first to the satisfaction of accrued interest and the balance to the unpaid principal.

        INTEREST ON THIS NOTE shall be due and payable annually on July 1 of each year beginning July 31, 1995. Principal payments of $200,000 each shall be due on July 1, 1996, 1997 and 1998 and all remaining principal and interest shall be due on July 31, 1999. Notwithstanding the foregoing, mandatory prepayments of principal shall be payable within thirty (30) days of receipt by Maker of proceeds from the sale of all shares of Billy Blues Food Corporation by him, but only to the extent Maker has previously sold and received cash proceeds from the sale of 2,000,000 shares of Billy Blues Food Corporation which may be retained by him and not applied to prepayment of this Note.

        IF default is made in the payment of any installment of principal or interest hereof, as and when the same is or becomes due, or if default occurs under any instrument securing the payment hereof or executed in connection herewith, the owner and holder of this note may, at its option, with thirty
(30) days written notice, declare all sums owing hereon at once due and payable. If default is made in the payment of this note at maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this note a reasonable amount as attorney's or collection fees.

        IT IS the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or


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                                                             INITIALS

$2,175,310.40                  HOUSTON, TEXAS                    JULY 31, 1994


as security for this note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this note by the holder hereof (or, if this note shall have been paid in full, refunded to Maker); (ii) in the event that maturity of the note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this note (or if this note shall have been paid in full, refunded to Maker) and (iii) it is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received on this note that are made for the purpose of determining whether such rate exceeds the maximum amount of interest allowed by applicable law, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of this note so that such rate of interest on account of this note, as so calculated, is uniform throughout the term thereof; and (iv) that the Maker and Payee agree that for the purposes of this paragraph, the applicable interest ceiling is the Highest Lawful Rate.

        MAKER reserves the option of prepaying the principal of this note, in whole or in part, at any time after the date hereof without penalty. Accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment.

        THIS NOTE is entitled to the benefits and security afforded by a Pledge Agreement executed by Maker to Payee of even date herewith.

        NOTWITHSTANDING ANYTHING in this Agreement to the contrary, Maker shall have no personal liability on this Note and the sole and exclusive recourse of any owner or holder of this Note for nonpayment hereof is to exercise its rights with respect to the collateral set forth in the above-referenced Pledge Agreement.

        THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and the United States of America.

                                By:  /s/ GHULAM M. BOMBAYWALA
                                   ----------------------------------
                                         GHULAM M. BOMBAYWALA



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                                  Page 2 of 2                          INITIALS